EXHIBIT 99.1

Reliance, Inc. Reports Third Quarter 2026 Financial Results

  Record net sales of $5.21 billion, up 13% sequentially, with record tons sold up 4.3%
  EPS of $7.84; non-GAAP EPS of $8.02, up 120% year-over-year, significantly exceeding expectations
  Pretax income of $531.9 million, up 115% year-over-year
  Increased share repurchase program to $2.5 billion

PHOENIX, Oct. 21, 2026 (GLOBE NEWSWIRE) -- Reliance, Inc. (NYSE: RS) (“Reliance,” the “Company,” “we,” “our,” or “us”) today reported its financial results for the third quarter ended September 30, 2026.

(in millions, except tons sold in thousands, per ton and per share amounts)
			Seq.	Nine Months Ended September 30,		YoY		YoY
	Q3 2026	Q2 2026	Chg	2026	2025	Chg	Q3 2025	Chg
Income Statement Summary:
Net sales	$5,213.2	$4,630.0	12.6%	$13,869.2	$10,795.7	28.5%	$3,651.2	42.8%
Gross profit[1]	$1,453.9	$1,300.5	11.8%	$3,926.3	$3,152.8	24.5%	$1,031.6	40.9%
Gross profit margin[1]	27.9%	28.1%	(0.2) pts	28.3%	29.2%	(0.9) pts	28.3%	(0.4) pts
Non-GAAP gross profit margin[1,2]	28.0%	28.1%	(0.1) pts	28.4%	29.3%	(0.9) pts	28.3%	(0.3) pts
LIFO expense (% of sales)	3.6%	2.4%	1.2 pts	2.4%	0.7%	1.7 pts	0.6%	3.0 pts
Non-GAAP gross profit margin – FIFO[1,2]	31.6%	30.5%	1.1 pts	30.8%	30.0%	0.8 pts	29.0%	2.6 pts
Pretax income	$531.9	$429.8	23.8%	$1,311.2	$814.4	61.0%	$247.7	114.7%
Non-GAAP pretax expense (income) adjustments[2]	$12.3	$(1.1)		$15.5	$7.1		$3.7
Non-GAAP pretax income[2]	$544.2	$428.7	26.9%	$1,326.7	$821.5	61.5%	$251.4	116.5%
LIFO expense	$187.5	$112.5		$337.5	$75.0		$25.0
Non-GAAP pretax income – FIFO[2]	$731.7	$541.2	35.2%	$1,664.2	$896.5	85.6%	$276.4	164.7%
Pretax income margin	10.2%	9.3%	0.9 pts	9.5%	7.5%	2.0 pts	6.8%	3.4 pts
Non-GAAP pretax income margin[2]	10.4%	9.3%	1.1 pts	9.6%	7.6%	2.0 pts	6.9%	3.5 pts
Non-GAAP pretax income margin – FIFO[2]	14.0%	11.7%	2.3 pts	12.0%	8.3%	3.7 pts	7.6%	6.4 pts
Net income – Reliance	$402.9	$322.9	24.8%	$990.7	$622.9	59.0%	$189.5	112.6%
Diluted EPS	$7.84	$6.29	24.6%	$19.21	$11.74	63.6%	$3.59	118.4%
Non-GAAP diluted EPS[2]	$8.02	$6.27	27.9%	$19.43	$11.84	64.1%	$3.64	120.3%
LIFO expense per diluted share[2]	$2.74	$1.64		$4.91	$1.06		$0.35
Non-GAAP diluted EPS – FIFO[2]	$10.76	$7.91	36.0%	$24.34	$12.90	88.7%	$3.99	169.7%

Balance Sheet and Cash Flow Data:
Cash provided by operations	$212.0	$162.2	30.7%	$525.6	$555.3	(5.3)%	$261.8	(19.0)%
Free cash flow[2]	$133.0	$68.8	93.3%	$289.0	$299.6	(3.5)%	$180.6	(26.4)%
Net debt / total capital[2]	15.3%	16.2%		15.3%	13.3%		13.3%
Net debt / EBITDA[2]	0.8x	0.9x		0.8x	0.9x		0.9x
Total debt / EBITDA[2]	0.9x	1.1x		0.9x	1.1x		1.1x

Capital Allocation Data:
Acquisitions, net	$–	$–		$–	$2.8		$–
Capital expenditures	$79.0	$93.4		$236.6	$255.7		$81.2
Dividends	$63.8	$63.8		$194.2	$191.2		$62.9
Share repurchases	$44.7	$–		$278.9	$394.0		$60.9

Key Business Metrics:
Tons sold	1,867.2	1,790.1	4.3%	5,330.0	4,859.4	9.7%	1,615.5	15.6%
Average selling price per ton sold	$2,815	$2,602	8.2%	$2,618	$2,229	17.5%	$2,271	24.0%

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“Reliance delivered an exceptional third quarter with record quarterly net sales and our third-highest quarterly earnings per share. We capitalized on a favorable market environment, characterized by continued healthy demand and tight supply, leading to increased price levels for most carbon steel products. Our long-term strategy of supporting both our valued customers and key domestic mill partners positioned us particularly well to benefit from these dynamics,” said Karla Lewis, President and Chief Executive Officer of Reliance. “Our scale, product diversification, expansive value-added processing capabilities, and ability to source the inventory our customers need, led by the strong execution of our teams in the field, drove our exceptional results. The U.S. Department of Homeland Security border wall contract we were awarded earlier this year continued to ramp and delivered another meaningful contribution to third quarter earnings. Our smart, profitable growth strategy once again produced record quarterly tons shipped, contributing to non-GAAP diluted earnings per share of $8.02, up 120% year-over-year.”

Mrs. Lewis continued, “Our strong balance sheet and ample liquidity continue to provide us the flexibility to concurrently invest in our businesses, pursue strategic growth opportunities, and return capital to our stockholders. Looking ahead, we believe Reliance remains exceptionally well positioned as customer optimism remains high and strengthens across infrastructure, semiconductor, general manufacturing, and aerospace. Together, our proven business model, outstanding team, and current market dynamics give us confidence in our ability to gain market share and invest through cycles to continue driving profitable growth and strong stockholder returns.”

Third Quarter 2026 Financial Highlights
Earnings per share were $7.84 and non‑GAAP earnings per diluted share were $8.02, significantly exceeding management’s guidance of $6.40 to $6.60 and up 120% year-over-year. Results also include $2.74 per share of LIFO expense compared to management’s expectation of $1.10, representing an incremental $1.64 per share negative impact, primarily due to higher-than-anticipated carbon steel product costs. In addition, third quarter earnings include a $0.74 per share contribution from the U.S. border wall project, exceeding management’s expectation of approximately $0.60 per share.

Quarterly tons sold increased 4.3% sequentially, including a 3.7% contribution from the U.S. border wall project. Excluding the border wall project, tons sold increased 0.6% sequentially, exceeding management’s expectation of a 2% to 4% decline. Reliance’s third quarter year-over-year growth in tons sold of 15.6% includes a 9.4% contribution from the border wall project and exceeds the industry-wide increase of 10.1% reported by the Metals Service Center Institute (“MSCI”).

Average selling price per ton sold increased 8.2% sequentially, which includes a 1.7% product mix-related reduction attributable to the U.S. border wall project, exceeding management’s expectation of flat to up 2.0% due to stronger-than-anticipated carbon steel pricing.

Gross profit of $1.45 billion represented the second-highest quarterly result in the Company’s history, as gross profit dollars per ton continued to increase in the third quarter across carbon and stainless steel products and remained historically strong for aluminum products. Gross profit margin of 27.9% decreased 20 basis points sequentially due to increased LIFO expense associated with carbon steel costs rising significantly more than anticipated and product mix impact associated with the U.S. border wall project. Non‑GAAP FIFO gross profit margin, which represents management’s ongoing assessment of operating performance, increased 110 basis points sequentially to 31.6% despite a 60 basis point year-over-year reduction attributable to the U.S. border wall project. The project’s below-average operating costs per ton contributed 40 basis points of year-over-year pretax income margin expansion during the third quarter, despite its dilutive impact on gross profit margin.

Higher shipments and improved gross profit per ton, supported by pricing discipline and continued market share gains, together with the contribution from the U.S. border wall project, drove a 116% year-over-year increase in non-GAAP pretax income to $544.2 million.

End Market Commentary
Non-residential construction demand (including infrastructure), Reliance’s largest end market by tons, improved compared to the third quarter of 2025. Strong demand from data centers, energy infrastructure and public infrastructure projects continued to offset softness in various non-residential construction sectors. The Company expects non-residential construction demand levels to remain solid in the fourth quarter of 2026, subject to normal seasonality and potential headwinds from supply availability.

Demand across the broader manufacturing end market Reliance serves improved compared to the third quarter of 2025, supported by continued strength in industrial machinery, shipbuilding, military, and construction machinery sectors. The Company anticipates demand for its products across the broader manufacturing sector will remain healthy in the fourth quarter of 2026 subject to the customary seasonal slowdown.

Demand in aerospace improved compared to the third quarter of 2025. Reliance anticipates commercial aerospace demand to modestly improve in the fourth quarter of 2026, with gradual build-rate increases and growing backlogs supporting continued improvement. Demand in the defense and space-related portions of Reliance’s aerospace business is expected to remain robust in the fourth quarter of 2026.

Demand for the toll processing services Reliance provides to the automotive market improved from the third quarter of 2025. The Company expects demand for automotive toll processing to remain at healthy levels in the fourth quarter of 2026. Reliance’s toll processing operations remain flexible and able to quickly adapt to the variable demands of the automotive market.

Demand for certain products Reliance sells into the semiconductor market meaningfully improved compared to the third quarter of 2025, supported by increasing data center activity. The Company anticipates demand for its semiconductor products will continue to improve in the fourth quarter of 2026.

Balance Sheet, Cash Flow and Stockholder Returns
As of September 30, 2026, Reliance had $246.0 million of cash and cash equivalents and total debt of $1.6 billion, including $495 million outstanding under its $1.5 billion revolving credit facility. Cash flow from operations was $212.0 million in the third quarter of 2026, despite a significant investment in working capital driven by robust shipment volumes and higher metals prices.

The Company returned approximately $109 million to its stockholders in the third quarter of 2026 paying dividends of $64 million and repurchasing $45 million of its shares at an average price of approximately $395 per share. Reliance’s 2026 share repurchases have reduced outstanding common shares by 3% year-over-year. On October 20, 2026, Reliance’s Board of Directors approved an amendment to Reliance’s existing share repurchase plan, increasing the repurchase authorization to $2.5 billion without a set expiration date. Since 2021, Reliance has repurchased $3.4 billion of its common stock at an average price of approximately $236 per share, reducing issued and outstanding common shares by 23%.

On October 20, 2026, the Board of Directors declared a quarterly cash dividend of $1.25 per share of common stock, payable on December 4, 2026 to stockholders of record as of November 20, 2026.

Fourth Quarter 2026 Business Outlook
Reliance anticipates fourth quarter 2026 demand to remain at healthy levels across its key products and end markets, despite ongoing domestic and international trade policy uncertainty and the continued conflicts in Iran and Ukraine, which could pose supply availability and macroeconomic risks.

Excluding the impact of the border wall project, the Company estimates tons sold in the fourth quarter of 2026 will be up 4.0% to 6.0% compared to the fourth quarter of 2025, and, consistent with seasonal trends, down 5.5% to 7.5% compared to the third quarter of 2026. Including an estimated 9.5% year-over-year contribution from the U.S. border wall project, we anticipate tons sold will be up 13.5% to 15.5% compared to the fourth quarter of 2025.

Reliance expects its average selling price per ton sold for the fourth quarter of 2026 will be up 1.0% to 3.0% compared to the third quarter of 2026.

Based on these assumptions, and inclusive of LIFO expense of $112.5 million, or $1.64 per diluted share, the Company anticipates non‑GAAP earnings per diluted share in the range of $7.40 to $7.60 for the fourth quarter of 2026, up over 200% year‑over‑year. This outlook includes approximately $0.70 of earnings per share from shipments associated with the U.S. border wall project at pretax income margin levels above the Company average.

Conference Call Details
Reliance will host a conference call and simultaneous webcast to discuss its third quarter 2026 financial results and business outlook on Thursday, October 22, 2026 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13762971. A live listen-only webcast of the conference call will be available in the Investors section of the Company’s website at investor.reliance.com.

For those unable to participate during the live webcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on November 5, 2026, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13762971. A replay of the webcast will remain available at investor.reliance.com for 90 days.

About Reliance, Inc.
With over 85 years of operating experience, Reliance, Inc. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 310 locations in 41 states and 10 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2025, Reliance’s average order size was $3,120, approximately 49% of orders included value-added processing, and approximately 40% of orders were delivered within 24 hours. Reliance’s press releases and additional information are available on the Company’s website at reliance.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s: industry and end markets; business strategies; acquisitions; expectations concerning the Company’s future growth and profitability; ability to generate industry-leading returns for its stockholders; future demand and metals pricing; results of operations; margins; profitability; taxes; liquidity; cash flows; capital expenditures; expectations for and impacts from macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown; anticipated effects from regulations and regulatory changes, including taxation, tariffs and other trade barriers; litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management’s estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to: changes in domestic and worldwide political and economic conditions; changes in U.S. and foreign trade policies and programs, including tariffs and trade policies and programs specifically affecting metals product markets and pricing; slowing economic growth, inflation, rising unemployment or other macroeconomic factors that could materially impact Reliance, its customers and suppliers; metals pricing; demand for Reliance’s products and services; the possibility that the expected benefits of government contracts, including the U.S. border wall project, acquisitions and capital expenditures may not materialize as expected; and the impacts of labor constraints and supply chain disruptions. Deteriorations in economic conditions, including as a result of tariffs or trade barriers, economic policies, inflation, economic recession, slowing growth, outbreaks of infectious disease, or geopolitical conflicts such as in Ukraine and Iran, could lead to a decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing or the terms of any financing. The Company cannot at this time predict all of the impacts of domestic and foreign tariffs and trade policies, inflation, product price fluctuations, economic recession, outbreaks of infectious disease, or geopolitical conflicts and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date hereof, and Reliance disclaims any and all obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@reliance.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Q3 2026 Major Commodity Metrics
	Tons Sold (tons in thousands; % chg)						Avg. Selling Price per Ton Sold (% chg)
	Q3 2026	Q2 2026	Seq. Chg		Q3 2025	YoY Chg	Seq. Chg	YoY Chg
Carbon steel	1,570.4	1,480.2	6.1%		1,326.1	18.4%	12.1%	29.5%
Aluminum	85.5	86.0	(0.6%	)	80.4	6.3%	3.5%	30.4%
Stainless steel	81.6	81.3	0.4%		75.9	7.5%	6.5%	20.6%
Alloy	30.2	36.6	(17.5%	)	29.7	1.7%	21.6%	15.0%
Copper & brass	5.8	5.8	—		5.6	3.6%	4.4%	20.2%

	Sales ($ in millions; % chg)
	Q3 2026	Q2 2026	Seq. Chg		Q3 2025	YoY Chg
Carbon steel	$3,119.3	$2,621.4	19.0%		$2,032.5	53.5%
Aluminum	$861.7	$837.9	2.8%		$621.5	38.6%
Stainless steel	$634.9	$595.2	6.7%		$489.9	29.6%
Alloy	$186.8	$186.2	0.3%		$159.6	17.0%
Copper & brass	$129.1	$123.7	4.4%		$102.6	25.8%

Year-to-Date (9 Months) Major Commodity Metrics
	Tons Sold (tons in thousands; % chg)				Avg. Selling Price per Ton Sold (% chg)
	2026	2025	YoY Chg		YoY Chg
Carbon steel	4,434.5	3,996.9	10.9%		20.0%
Aluminum	256.6	248.3	3.3%		28.6%
Stainless steel	241.1	227.4	6.0%		12.6%
Alloy	99.8	92.3	8.1%		5.5%
Copper & brass	16.5	16.1	2.5%		22.0%

	Sales ($ in millions; % chg)
	2026	2025	YoY Chg
Carbon steel	$7,958.8	$5,980.9	33.1%
Aluminum	$2,454.2	$1,847.0	32.9%
Stainless steel	$1,769.1	$1,482.3	19.3%
Alloy	$553.6	$485.5	14.0%
Copper & brass	$354.7	$283.2	25.2%

	Sales by Product
					Nine Months Ended
					September 30,
	Q3 2026	Q2 2026	Q3 2025		2026	2025
Carbon steel structurals	13%	12%	12%		12%	12%
Carbon steel tubing	13%	12%	9%		12%	9%
Carbon steel plate	12%	11%	12%		12%	12%
Hot-rolled steel sheet & coil	9%	9%	9%		9%	9%
Galvanized steel sheet & coil	5%	5%	5%		5%	5%
Carbon steel bar	4%	4%	5%		4%	5%
Cold-rolled steel sheet & coil	2%	2%	2%		2%	2%
Carbon steel	58%	55%	54%		56%	54%

Heat-treated aluminum plate	5%	5%	5%		5%	5%
Common alloy aluminum sheet & coil	5%	5%	5%		5%	5%
Aluminum bar & tube	4%	5%	5%		5%	5%
Common alloy aluminum plate	1%	1%	1%		1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%		1%	1%
Aluminum	16%	17%	17%		17%	17%

Stainless steel bar & tube	6%	6%	6%		6%	6%
Stainless steel sheet & coil	4%	4%	5%		4%	5%
Stainless steel plate	2%	2%	2%		2%	2%
Stainless steel	12%	12%	13%		12%	13%

Alloy	3%	4%	4%		4%	4%

Copper & brass	2%	3%	3%		2%	3%

Miscellaneous*	5%	5%	5%		5%	5%
Toll processing & logistics	4%	4%	4%		4%	4%
Other	9%	9%	9%		9%	9%

Total	100%	100%	100%		100%	100%

* Includes titanium, fabricated parts, PVC pipe and scrap.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except shares in thousands and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025
Net sales	$5,213.2	$3,651.2	$13,869.2	$10,795.7

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	3,759.3	2,619.6	9,942.9	7,642.9
Warehouse, delivery, selling, general and administrative (“SG&A”)	829.7	701.3	2,353.9	2,097.5
Depreciation and amortization	70.1	70.5	208.8	208.9
Impairment	2.0	–	2.0	–
	4,661.1	3,391.4	12,507.6	9,949.3

Operating income	552.1	259.8	1,361.6	846.4

Other (income) expense:
Interest expense	18.4	14.4	52.0	40.2
Other expense (income), net	1.8	(2.3)	(1.6)	(8.2)
Income before income taxes	531.9	247.7	1,311.2	814.4
Income tax provision	128.5	57.7	318.6	189.7
Net income	403.4	190.0	992.6	624.7
Less: net income – noncontrolling interests	0.5	0.5	1.9	1.8
Net income – Reliance	$402.9	$189.5	$990.7	$622.9

Earnings per share:
Basic	$7.90	$3.61	$19.34	$11.82
Diluted	$7.84	$3.59	$19.21	$11.74

Weighted average shares outstanding:
Basic	51,019	52,482	51,232	52,720
Diluted	51,388	52,817	51,577	53,044

Cash dividends declared per common share	$1.25	$1.20	$3.75	$3.60

RELIANCE, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except shares in thousands and par value)

	September 30,	December 31,
	2026	2025*
Assets
Current assets:
Cash and cash equivalents	$246.0	$216.6
Accounts receivable, less allowance for credit losses of $23.4 and $22.1	2,477.2	1,539.9
Inventories	2,482.5	2,187.8
Prepaid expenses and other current assets	169.7	165.6
Income taxes receivable	4.8	31.2
Total current assets	5,380.2	4,141.1
Property, plant and equipment, net	2,671.1	2,633.3
Operating lease right-of-use assets	321.3	315.2
Goodwill	2,173.8	2,169.9
Intangible assets, net	935.7	960.1
Cash surrender value of life insurance policies, net	30.2	48.0
Other long-term assets	102.8	105.7
Total assets	$11,615.1	$10,373.3

Liabilities and Equity
Current liabilities:
Accounts payable	$649.4	$375.2
Accrued expenses	190.0	150.0
Accrued compensation and retirement benefits	257.2	198.1
Accrued insurance costs	62.5	56.4
Current maturities of long-term debt	–	0.7
Current maturities of operating lease liabilities	67.9	67.7
Income taxes payable	80.1	–
Total current liabilities	1,307.1	848.1
Long-term debt	1,639.3	1,420.2
Operating lease liabilities	259.0	250.9
Long-term retirement benefits	27.1	24.9
Other long-term liabilities	75.1	74.1
Deferred income taxes	574.1	575.6
Total liabilities	3,881.7	3,193.8
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	–	–
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—50,942 and 51,735	0.1	0.1
Retained earnings	7,813.1	7,257.6
Accumulated other comprehensive loss	(89.5)	(87.6)
Total Reliance stockholders’ equity	7,723.7	7,170.1
Noncontrolling interests	9.7	9.4
Total equity	7,733.4	7,179.5
Total liabilities and equity	$11,615.1	$10,373.3

* Derived from audited financial statements.

RELIANCE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
	Nine Months Ended
	September 30,
	2026	2025
Operating activities:
Net income	$992.6	$624.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	208.8	208.9
Impairment	2.0	–
Stock-based compensation	55.6	43.2
Other	8.6	(9.1)
Changes in operating assets and liabilities:
Accounts receivable	(938.6)	(331.0)
Inventories	(293.3)	(275.4)
Prepaid expenses and other assets	80.6	154.4
Accounts payable and other liabilities	409.3	139.6
Net cash provided by operating activities	525.6	555.3

Investing activities:
Acquisitions	–	(2.8)
Purchases of property, plant and equipment	(236.6)	(255.7)
Proceeds from sales of property, plant and equipment	16.2	13.8
Other	4.5	12.0
Net cash used in investing activities	(215.9)	(232.7)

Financing activities:
Proceeds from long-term debt borrowings	2,248.0	2,062.0
Principal payments on long-term debt	(2,030.7)	(1,824.0)
Cash dividends and dividend equivalents	(194.2)	(191.2)
Share repurchases	(278.9)	(394.0)
Taxes paid on net-settled restricted stock units	(15.3)	(11.8)
Excise tax on repurchase of common shares	(5.4)	(10.0)
Other	(4.2)	(18.2)
Net cash used in financing activities	(280.7)	(387.2)
Effect of exchange rate changes on cash and cash equivalents	0.4	7.7
Increase (decrease) in cash and cash equivalents	29.4	(56.9)
Cash and cash equivalents, beginning balance	216.6	318.1
Cash and cash equivalents, ending balance	$246.0	$261.2

Supplemental cash flow information:
Interest paid	$49.2	$37.8
Income taxes paid, net	$213.6	$115.7

RELIANCE, INC.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)
	Net Income			Diluted EPS
Three Months Ended	September 30,	June 30,	September 30,	September 30,	June 30,	September 30,
	2026	2026	2025	2026	2026	2025
Net income – Reliance	$402.9	$322.9	$189.5	$7.84	$6.29	$3.59
Impairment and restructuring charges	2.4	1.1	1.2	0.05	0.02	0.02
Settlement charges	9.9	1.5	2.2	0.19	0.03	0.04
Debt financing expenses	–	–	0.3	–	–	0.01
Gains on non-core asset sales	–	(3.7)	–	–	(0.07)	–
Income tax (benefit) expense on adjustments	(3.1)	0.3	(0.9)	(0.06)	–	(0.02)
Non-GAAP net income – Reliance	412.1	322.1	192.3	8.02	6.27	3.64
LIFO expense, net of tax	140.6	84.4	18.8	2.74	1.64	0.35
Non-GAAP net income – FIFO	$552.7	$406.5	$211.1	$10.76	$7.91	$3.99

		Net Income		Diluted EPS
Nine Months Ended		September 30,	September 30,	September 30,	September 30,
		2026	2025	2026	2025
Net income – Reliance		$990.7	$622.9	$19.21	$11.74
Impairment and restructuring charges		7.3	13.7	0.14	0.26
Settlement charges		11.9	2.2	0.23	0.04
Debt financing expenses		–	0.3	–	–
Gains on non-core asset sales		(3.7)	(9.1)	(0.07)	(0.17)
Income tax benefit on adjustments		(3.9)	(1.7)	(0.08)	(0.03)
Non-GAAP net income – Reliance		1,002.3	628.3	19.43	11.84
LIFO expense, net of tax		253.1	56.3	4.91	1.06
Non-GAAP net income – FIFO		$1,255.4	$684.6	$24.34	$12.90

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Pretax income	$531.9	$429.8	$247.7	$1,311.2	$814.4
Impairment and restructuring charges	2.4	1.1	1.2	7.3	13.7
Settlement charges	9.9	1.5	2.2	11.9	2.2
Debt financing expenses	–	–	0.3	–	0.3
Gains on non-core asset sales	–	(3.7)	–	(3.7)	(9.1)
Total non-GAAP pretax expense (income) adjustments	12.3	(1.1)	3.7	15.5	7.1
Non-GAAP pretax income	544.2	428.7	251.4	1,326.7	821.5
LIFO expense	187.5	112.5	25.0	337.5	75.0
Non-GAAP pretax income – FIFO	$731.7	$541.2	$276.4	$1,664.2	$896.5

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Gross profit – LIFO	$1,453.9	$1,300.5	$1,031.6	$3,926.3	$3,152.8
Settlement charge	4.4	–	–	4.4	–
Restructuring charges	–	0.4	0.8	1.4	8.9
Non-GAAP gross profit	1,458.3	1,300.9	1,032.4	3,932.1	3,161.7
LIFO expense	187.5	112.5	25.0	337.5	75.0
Non-GAAP gross profit – FIFO	$1,645.8	$1,413.4	$1,057.4	$4,269.6	$3,236.7

Gross profit margin – LIFO	27.9%	28.1%	28.3%	28.3%	29.2%
Settlement charges (% of sales)	0.1%	–	–	0.1%	–
Restructuring charges (% of sales)	–	–	–	–	0.1%
Non-GAAP gross profit margin	28.0%	28.1%	28.3%	28.4%	29.3%
LIFO expense (% of sales)	3.6%	2.4%	0.6%	2.4%	0.7%
Non-GAAP gross profit margin – FIFO	31.6%	30.5%	29.0%	30.8%	30.0%

Certain percentages may not calculate due to rounding.

	September 30,	June 30,	September 30,
	2026	2026	2025
Total debt	$1,645.0	$1,670.0	$1,389.1
Less: unamortized discounts and costs	(5.7)	(6.1)	(7.3)
Carrying amount of debt	1,639.3	1,663.9	1,381.8
Less: cash and cash equivalents	(246.0)	(235.4)	(261.2)
Net debt	1,393.3	1,428.5	1,120.6
Total Reliance stockholders’ equity	7,723.7	7,401.5	7,305.3
Total capital	$9,117.0	$8,830.0	$8,425.9

Net debt / total capital	15.3%	16.2%	13.3%

Twelve Months Ended	September 30,	June 30,	September 30,
	2026	2026	2025
Net income	$1,109.5	$896.1	$730.7
Depreciation and amortization	278.1	278.5	279.5
Impairment	11.9	9.9	11.7
Interest expense	67.5	63.5	50.2
Income taxes	356.5	285.7	217.2
EBITDA	$1,823.5	$1,533.7	$1,289.3

Net debt / EBITDA	0.8x	0.9x	0.9x
Total debt / EBITDA	0.9x	1.1x	1.1x

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2026	2026	2025	2026	2025
Cash provided by operations	$212.0	$162.2	$261.8	$525.6	$555.3
Less: capital expenditures	(79.0)	(93.4)	(81.2)	(236.6)	(255.7)
Free cash flow	$133.0	$68.8	$180.6	$289.0	$299.6

Reliance presents certain non‑GAAP measures, including non‑GAAP gross profit, pretax income, net income and earnings per share, to provide meaningful period‑to‑period comparisons of its operating performance. These non‑GAAP measures reflect adjustments for certain items, including impairment and restructuring charges related to the closure or reorganization of certain locations, non-recurring settlement charges, including the resolution of certain customs duty matters, non-recurring debt financing expenses related to a term loan agreement, and gains on the sale of non‑core property, plant and equipment, which can reduce the comparability of GAAP results across periods.

Reliance uses first‑in, first‑out (“FIFO”) gross profit, FIFO gross profit margin, and other FIFO‑based non-GAAP performance measures to assess its ongoing operating performance and provide a basis for comparison with competitors that do not use the last‑in, first‑out (“LIFO”) inventory accounting method. See footnote 1 for additional information regarding the Company’s gross profit and gross profit margin. In addition, Reliance presents net debt‑to‑EBITDA and total debt‑to‑EBITDA as measures of leverage used by management to monitor debt levels relative to operating performance, for which EBITDA is used as a proxy. Free cash flow is presented as a measure of cash generated by operations that may be used to repay scheduled debt maturities, fund additional growth initiatives, or be returned to stockholders.

Footnotes

[1] Gross profit (calculated as net sales less cost of sales) and gross profit margin (calculated as gross profit divided by net sales) are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance’s orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance’s cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance’s earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation.